UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 5, 2004

C-COR Incorporated

(Exact name of Registrant as specified in its charter)

Pennsylvania	0-10726	24-0811591
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 Decibel Road, State College, PA	16801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (814) 238-2461

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 5, 2004, the Registrant entered into a Revolving Line of Credit Agreement (the “Agreement”) with Citizens Bank of Pennsylvania for a $10 million revolving line of credit to replace a two-year secured revolving credit financing agreement with The CIT Group/Business Credit, Inc., which was terminated by the Registrant effective November 8, 2004, as disclosed in the Registrant’s Form 10-Q for the first quarter of fiscal year 2005.

Under the Agreement, the $10 million may be used solely for the issuance of letters of credit which would be fully cash collateralized at the time of issuance. The cash collateral would be supported by Broadband Capital Corporation, a subsidiary of the Registrant, which will pledge a bank account with Citizen’s Bank which must contain cash collateral of 102% of the amount that can be drawn on the issued letter of credit. This collateral can be drawn on upon the occurrence of any event of default. The Agreement is subject to standard event of default provisions.

The Agreement is committed through November 4, 2005. The applicable margin under the Agreement is 0.65%, payable quarterly in arrears. In the event that a letter of credit is drawn upon, the interest rate for any unreimbursed drawing shall be the floating prime rate.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

Number	Description of Document
10.1	Revolving Line of Credit Facility with Citizen’s Bank, dated as of November 5, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

C-COR Incorporated (Registrant)

November 17, 2004	By:	/s/ Joseph E. Zavacky
	Name:	Joseph E. Zavacky
	Title:	Controller and Assistant Secretary

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